Exhibit 99.1
Purchase, New York          Telephone: 914-253-2000          www.pepsico.com

Contacts:	Investor	Media
	Lynn A. Tyson	Dave DeCecco
	Senior Vice President, Investor Relations	Director, Media Bureau
	914-253-3035	914-253-2655
	email: Lynn.Tyson@pepsico.com	email: David.DeCecco@pepsi.com
PepsiCo Delivers Solid First-Quarter Revenue and EPS Growth
•	Net Revenue Grew 13 Percent; Constant Currency* Net Revenue Up 11 Percent

•	Reported EPS of $0.89, Up 23 Percent; Core Constant Currency EPS Up 8 Percent

•	Cash Flow From Operations of $241 Million; Management Operating Cash Flow, Excluding Certain Items, of $794 Million

•	Company Spent $735 Million to Repurchase Shares in the Quarter

•	Affirms Core Constant Currency EPS Growth Target of 11 to 13 Percent for Fiscal 2010
PURCHASE, N.Y. — April 22, 2010 — PepsiCo, Inc. (NYSE: PEP) today reported solid results for the first quarter of 2010, driven by the acquisition of its two anchor bottlers, volume gains in its worldwide snacks and international beverage businesses, balanced investments in value and innovation, and lower costs across its operations.
PepsiCo Chairman and CEO Indra Nooyi said: “PepsiCo’s broad portfolio performed well in the quarter as our operating agility and solid marketplace execution enabled us to deliver strong financial and operational performance. Our macrosnacks business gained share in key markets and we posted solid performance in beverages supported by the benefits of the acquisition of our two largest bottlers, growth in developing markets and improving top-line trends in North America.”
PepsiCo Chief Financial Officer Hugh Johnston said: “We delivered double-digit gains in both revenue and core constant currency operating profit in the quarter, while making incremental strategic investments in China and other key markets. Through rigorous financial discipline we generated $794 million in management operating cash flow, excluding certain items, which was a significant increase from last year. In the second quarter we are stepping up investments in innovation, R&D and infrastructure, all of which should help us accelerate our growth in the second half of the year.”

*	Please refer to the Glossary for definitions of constant currency and core. Core results and core constant currency results are non-GAAP financial measures that exclude certain items. Please refer to “Reconciliation of GAAP and Non-GAAP information” in the attached exhibits for a description of these items.

Summary of First-Quarter 2010 Performance*

			Constant Currency**
				Core**		Core**
				Division		Division
			Net	Operating	Net	Operating	Operating
% Growth	Volume		Revenue	Profit	Revenue	Profit	Profit
PAF	1		2	3	4	2.5	3
FLNA	1		1	9	2	10	10
QFNA	(1)		(3)	(14)	(1)	(13)	(12)
LAF	1		8	(5)	13	(13)	(12)

PAB	(4)		32	28	32	23	(83)

Europe	(4) / (4)	***	(3)	4	5	14	16

AMEA	13 / 10	***	18	12	23	15	17

Total Divisions	1 / (0.5)	***	11	10	13	9	(17)

Total PepsiCo							(47) *

*	The reported operating profit decline was primarily driven by items excluded from our core results in both 2010 and 2009, including restructuring costs in 2009, the net impact of mark-to-market gains on hedges in both years, and in 2010, the currency devaluation in Venezuela, a foundation contribution and an SAP asset write-off; and with respect to the bottling acquisitions in 2010, merger and integration costs and inventory fair value adjustments. Please refer to the Glossary for the definition of Core.

**	The above core results and core constant currency results are non-GAAP financial measures that exclude merger and integration costs associated with our acquisitions of The Pepsi Bottling Group, Inc. (PBG) and PepsiAmericas, Inc. (PAS), inventory fair value adjustments recorded in connection with our acquisitions of PBG and PAS, $9 million of income (recorded in our PAB segment) related to the currency devaluation in Venezuela, and certain restructuring actions in 2009. For more information about our core results and core constant currency results, see “Reconciliation of GAAP and Non-GAAP Information” in the attached exhibits. Please refer to the Glossary for definitions of “Constant Currency” and “Core”

***	Snacks/Beverage
All references below to net revenue and core operating profit are on a constant currency basis.

First-Quarter Operating Highlights:
•	Frito-Lay North America (FLNA) expanded operating margins through cost discipline and lower commodity costs. In the second quarter, FLNA is making targeted investments in infrastructure and innovation that are expected to accelerate performance in the second half of the year.

•	PepsiCo Americas Beverages (PAB) successfully completed its bottling transactions and held volume share in carbonated soft drinks (CSDs) in the U.S. as top-line trends improved in the North American beverage business.

•	Asia, Middle East, Africa (AMEA) posted strong growth in key developing markets such as India and China, where both snacks and beverages posted double-digit volume growth.
Division Operating Summary
PepsiCo Americas Foods (PAF) continued to deliver consistent performance as it overlapped double-digit gains in net revenue and core operating profit in the first quarter of 2009.
FLNA gained volume share, expanded margins and delivered strong core operating profit growth of 9 percent. Increased margins were driven by both cost discipline and lower input costs as the division took minimal pricing in the quarter. FLNA grew net revenue 1 percent as it overlapped strong growth in the year-ago period due to pricing actions to offset commodity inflation.
Volume also grew 1 percent, reflecting strong performance in trademark Lay’s and variety packs, both of which grew volume share in their respective sub-categories. Outside the snack aisle, Stacy’s Pita Chips and Sabra dips continued to drive strong growth.
In the quarter, FLNA introduced innovative, better-for-you snacking options for consumers, including all-natural versions of Lay’s potato chips and lightly salted versions of Fritos corn chips and Ruffles potato chips.
Quaker Foods North America (QFNA) volume was down 1 percent, net revenue was down 3 percent and core operating profit was down 14 percent, driven almost entirely by the overlap of an insurance settlement.
Latin America Foods (LAF) volume grew 1 percent and net revenue was up 8 percent in the first quarter. Core operating profit declined 5 percent as LAF lapped nearly 30 percent core operating profit growth in the first quarter of last year. LAF is currently making investments in both value and infrastructure which are expected to benefit operating results in the second half of this year.
PAB posted a 32 percent increase in net revenue and a 28 percent increase in core operating profit, driven by the favorable impact of the acquisitions, a focus on profitable volume and ongoing productivity enhancements.
North America Beverages maintained volume share leadership in measured channels and showed improved CSD volume trends driven by Pepsi Refresh, Throwback versions of Pepsi and Mountain Dew and our Super Bowl value promotions.

In the hydration segment, SoBe Lifewater continues to perform well, gaining both volume and value share. In the second quarter, Gatorade has begun to roll out its G Series, which provides benefits to athletes before, during and after their sports activities.
PepsiCo Europe net revenue declined 3 percent and core operating profit grew 4 percent, reflecting disciplined financial management and a continued focus on productivity. Performance in Europe reflected a challenging macroeconomic environment across the region, particularly in Eastern Europe.
Europe snacks volume was down 4 percent in the quarter, reflecting poor weather in Western Europe and particularly challenging macroeconomic conditions in Eastern Europe. In the U.K., double-digit growth in the Quaker portfolio of healthy snacks was more than offset by declines at Walkers as they overlapped the successful Do Us a Flavour promotion. In the second quarter, Europe will drive innovation in its healthy snacks portfolio through the expansion of Baked Lays in Western Europe and its nuts platform in Spain and Portugal.
Europe beverage volume declined 4 percent, reflecting category weakness. Europe’s CSD portfolio performed well in key markets, growing value share in Russia, the U.K., Turkey and Germany. In the second quarter, Europe will launch Mountain Dew in the U.K. and deliver differentiated value across brands and countries through price/pack architecture initiatives and a strong promotional calendar.
AMEA drove strong top-line growth across both snacks and beverages, reflecting volume momentum in China and India due to improving demand and strong marketplace execution. AMEA net revenue increased 18 percent and core operating profit grew 12 percent, reflecting strategic investments in China. Acquisitions impacted net revenue growth favorably by 1 percentage point and adversely impacted core operating profit growth by 2 percentage points.
AMEA snacks volume grew 13 percent, reflecting broad-based increases driven by double-digit growth in China and India. In India, Kurkure grew double digits as the division built on the success of this product by launching a new flavor in the quarter. Growth in China reflects powerful market execution of Chinese New Year promotions. Acquisitions contributed almost 3 percentage points to volume growth.
AMEA beverage volume increased 10 percent year over year, including double-digit volume expansion in India and China. AMEA continued to drive locally relevant innovation in the quarter, launching several new products, including blueberry-flavored Guo Bin Fen and expanding distribution of Tropicana Pulp Sacs in China.
Tax Rate
PepsiCo’s reported tax rate was a benefit of 2 percent for the first quarter, primarily reflecting the impact of the bottling transactions, which includes the reversal of deferred taxes attributable to the previously held equity interests in the acquired bottlers. This is a change of 27 percentage points compared to the prior year. The resolution of certain tax matters contributed about 1 percentage point to the decline in the reported tax rate compared to the prior-year period. Excluding the impact of items affecting comparability, PepsiCo’s core tax rate was 23 percent for the first quarter. The company expects its full-year reported tax rate to be roughly 23 to 24 percent, which reflects a benefit of about 4 percentage points from items affecting comparability, primarily due to the impact of the bottling transactions, as noted above.

Cash Flow
Cash flow from operating activities was $241 million. Management operating cash flow, net of capital expenditures, was a use of $17 million, including a discretionary $600 million contribution to PepsiCo’s pension funds, a $100 million donation to The PepsiCo Foundation, Inc. (the Foundation), $85 million of merger and integration payments associated with our bottling acquisitions, and $26 million related to 2009 restructuring charges. Management operating cash flow, excluding these items, was $794 million.
For the year, the company expects cash flow from operating activities to be about $8.3 billion and management operating cash flow, net of capital expenditures, to be about $4.7 billion, including: the discretionary $600 million contribution to PepsiCo’s pension funds, about $400 million of merger and integration payments associated with our bottling acquisitions, the $100 million donation to the Foundation, $26 million related to 2009 restructuring charges, about $200 million in capital investments related to the bottler integration, and about $350 million of cash tax benefits related to these items. Management operating cash flow, excluding these items, is expected to be approximately $5.6 billion. The company expects to invest about $3.6 billion in net capital spending in 2010.
Guidance
For fiscal 2010, the company is targeting an 11 to 13 percent growth rate for core constant currency EPS off of its fiscal 2009 core EPS of $3.71, with about 6 percent growth in core constant currency EPS in the first half of the year, which includes a charge of approximately $40 million related to the Patient Protection and Affordable Care Act (PPACA) — which was signed into law in the second quarter of 2010 — and mid-teens core constant currency EPS growth in the second half of the year. Based on current spot rates, foreign exchange translation would represent a one percentage point unfavorable impact on the company’s full-year, core constant currency EPS.
     Synergies
The company is targeting pre-tax annualized synergies from the bottling acquisitions of approximately $400 million once fully implemented by 2012, and now expects one-time costs of approximately $650 million to achieve these synergies. Of the approximate $650 million in costs, roughly $225 million is non-cash and represents the impact of the consolidation and rationalization of certain manufacturing assets. Synergies to be realized in 2010 are expected to total approximately $125-$150 million.
     Share Repurchase
In the first quarter, the company repurchased $940 million in common stock (of which $205 million was paid in the second quarter), or 14 million shares. The company anticipates that share repurchases will total approximately $4.4 billion in 2010.
     Impact of Venezuelan Devaluation
As of the beginning of the company’s 2010 fiscal year, Venezuela is accounted for under hyperinflationary accounting rules, and the functional currency of our Venezuelan entities has changed from the Bolivar to the U.S. dollar. Effective January 11, 2010, the Venezuelan government devalued the Bolivar by resetting the official exchange rate from 2.15 Bolivars per dollar to 4.3 Bolivar per dollar, with certain activities permitted to access an exchange rate of 2.6 Bolivars per dollar.

In 2010, the company expects that the majority of its Venezuelan foreign exchange transactions will be remeasured at the 4.3 exchange rate. As a result of the change to hyperinflationary accounting and the devaluation of the Bolivar, the company recorded a one-time net charge in the first quarter of 2010 of $120 million.
Please refer to the glossary for more information about the items excluded from the company’s fiscal 2010 core constant currency EPS guidance.
About PepsiCo
PepsiCo offers the world’s largest portfolio of billion-dollar food and beverage brands, including 19 different product lines that each generates more than $1 billion in annual retail sales. Our main businesses — Frito-Lay, Quaker, Pepsi-Cola, Tropicana and Gatorade — also make hundreds of other nourishing, tasty foods and drinks that bring joy to our consumers in more than 200 countries. With annualized revenues of nearly $60 billion, PepsiCo’s people are united by our unique commitment to sustainable growth, called Performance with Purpose. By dedicating ourselves to offering a broad array of choices for healthy, convenient and fun nourishment, reducing our environmental impact, and fostering a diverse and inclusive workplace culture, PepsiCo balances strong financial returns with giving back to our communities worldwide. For more information, please visit www.pepsico.com.
Cautionary Statement
Statements in this release that are “forward-looking statements,” including PepsiCo’s 2010 guidance, are based on currently available information, operating plans and projections about future events and trends. They inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements. Such risks and uncertainties include, but are not limited to: changes in demand for PepsiCo’s products, as a result of changes in consumer preferences and tastes or otherwise; damage to PepsiCo’s reputation; trade consolidation, the loss of any key customer, or failure to maintain good relationships with PepsiCo’s bottling partners; PepsiCo’s ability to hire or retain key employees or a highly skilled and diverse workforce; unstable political conditions, civil unrest or other developments and risks in the countries where PepsiCo operates; changes in the legal and regulatory environment; PepsiCo’s ability to build and sustain proper information technology infrastructure, successfully implement its ongoing business process transformation initiative or outsource certain functions effectively; unfavorable economic conditions and increased volatility in foreign exchange rates; PepsiCo’s ability to compete effectively; increased costs, disruption of supply or shortages of raw materials and other supplies; disruption of PepsiCo’s supply chain; climate change or changes in legal, regulatory or market measures to address climate change; PepsiCo’s ability to realize the anticipated cost savings and other benefits expected from the mergers with The Pepsi Bottling Group, Inc. and PepsiAmericas, Inc.; failure to renew collective bargaining agreements or strikes or work stoppages; and any downgrade of PepsiCo’s credit rating resulting in an increase of its future borrowing costs.
For additional information on these and other factors that could cause PepsiCo’s actual results to materially differ from those set forth herein, please see PepsiCo’s filings with the SEC, including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. PepsiCo undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Miscellaneous Disclosures
Conference Call. At 8 a.m. (Eastern Time) today, the company will host a conference call with investors to discuss first quarter results and the outlook for full-year 2010. For details, visit the company’s website at www.pepsico.com, in the “Investors” section.
Reconciliation. In discussing financial results and guidance, the company may refer to certain non-GAAP measures. Reconciliations of any such non-GAAP measures to the most directly comparable financial measures in accordance with GAAP can be found in the attached exhibits, as well as on the company’s website at www.pepsico.com in the “Investors” section under “News & Events.” Our non-GAAP measures exclude from reported results those items that management believes are not indicative of our ongoing performance and how management evaluates our operating results and trends.
Glossary
Beverage volume: Volume shipped to retailers and independent distributors from both PepsiCo and our bottlers.
Core: Core results are non-GAAP financial measures. First quarter 2009 core results exclude the commodity mark-to-market net gains included in corporate unallocated expenses of $62 million and restructuring charges of $25 million. First quarter 2010 core results exclude the commodity mark-to-market net gains included in corporate unallocated expenses of $46 million, merger and integration charges associated with our PBG and PAS mergers of $312 million, as well as our share of PBG’s and PAS’s respective merger costs recorded in bottling equity income of $9 million, the gain on previously held equity interests in PBG and PAS of $958 million, certain fair value adjustments to acquired inventory in connection with our PBG and PAS mergers of $281 million, the one-time charge related to the change to hyperinflationary accounting and devaluation in Venezuela of $120 million, an asset write-off for SAP software of $145 million and a contribution to The PepsiCo Foundation, Inc. (Foundation) of $100 million. First-half 2010 core constant currency EPS guidance excludes the commodity mark-to-market net impact included in corporate unallocated expenses, merger and integration charges associated with our PBG and PAS mergers, including our share of PBG’s and PAS’s respective merger costs recorded in bottling equity income of $9 million, the gain on previously held equity interests in PBG and PAS of $958 million, certain fair value adjustments to acquired inventory in connection with our PBG and PAS mergers, the one-time charge related to the change to hyperinflationary accounting and devaluation in Venezuela of $120 million, an asset write-off for SAP software of $145 million and a contribution to the Foundation of $100 million. Second-half 2010 core constant currency EPS guidance excludes the commodity mark-to-market net impact included in corporate unallocated expenses and merger and integration charges associated with our PBG and PAS mergers. Full-year 2010 core constant currency EPS guidance excludes the commodity mark-to-market net impact included in corporate unallocated expenses, merger and integration charges associated with our PBG and PAS mergers, including our share of PBG’s and PAS’s respective merger costs recorded in bottling equity income of $9 million, the gain on previously held equity interests in PBG and PAS of $958 million, certain fair value adjustments to acquired inventory in connection with our PBG and PAS mergers, the one-time charge related to the change to hyperinflationary accounting and devaluation in Venezuela of $120 million, an asset write-off for SAP software of $145 million and a contribution to the Foundation of $100 million. For more details and reconciliations of our 2010 and 2009 core and core constant currency results and first-half, second-half and full-year 2010 core constant currency EPS guidance, see “Reconciliation of GAAP and Non-GAAP Information” in the exhibits attached hereto.

Constant currency: Financial results (historical and projected) assuming constant foreign currency exchange rates used for translation based on the rates in effect for the comparable prior-year period. In addition, the impact on EPS growth is computed by adjusting core EPS growth by the after-tax foreign currency translation impact on core operating profit growth using PepsiCo’s core effective tax rate.
Division operating profit: The aggregation of the operating profit for each of our reportable segments, which excludes the impact of corporate unallocated expenses.
Effective net pricing: The combined impact of mix and price.
Management operating cash flow: Net cash provided by operating activities less capital spending plus sales of property, plant and equipment. This non-GAAP financial measure is our primary measure used to monitor cash flow performance. See the attached exhibits for a reconciliation of this measure to the most directly comparable financial measure in accordance with GAAP (operating cash flow).
Management operating cash flow, excluding certain items: Management operating cash flow, excluding: (1) discretionary pension contributions in both 2010 and 2009, (2) restructuring payments in connection with our Productivity for Growth initiative in 2009, (3) merger and integration payments paid in 2010 in connection with our PBG and PAS mergers, and (4) a contribution to The PepsiCo Foundation in 2010. See the attached exhibits for a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure in accordance with GAAP (operating cash flow).
Mark-to-market gain or loss or net impact: Change in market value for commodity contracts that we purchase to mitigate the volatility in costs of energy and raw materials that we consume. The market value is determined based on average prices on national exchanges and recently reported transactions in the marketplace.
Net pricing: The combined impact of list price changes, weight changes per package, discounts and allowances.
Net capital spending: Capital spending less cash proceeds from sales of property, plant and equipment.
Pricing: The impact of list price changes and weight changes per package.
Transaction foreign exchange: The foreign exchange impact on our financial results of transactions, such as purchases of imported raw materials, commodities, or services, occurring in currencies other than the local, functional currency.

PepsiCo, Inc. and Subsidiaries
Summary of PepsiCo First Quarter 2010 Results
(unaudited)

			Core Constant
	Reported Growth (%)	Core* Growth (%)	Currency* Growth (%)
Volume (Servings)	—	—
Net Revenue	13	13	11
Division Operating Profit	(17)	9	10
Total Operating Profit	(47)	11
Net Income Attributable to PepsiCo	26	9
Earnings Per Share (EPS)	23	7	8

*	Core results and core constant currency results are financial measures that are not in accordance with Generally Accepted Accounting Principles (GAAP) and exclude the commodity mark-to-market net impact included in corporate unallocated expenses, a one-time net charge related to the currency devaluation in Venezuela, a contribution to The PepsiCo Foundation, Inc., an asset write-off charge for SAP software and certain restructuring actions in 2009. Additionally, with respect to our acquisitions of The Pepsi Bottling Group, Inc. (PBG) and PepsiAmericas, Inc. (PAS), core results also exclude our gain on previously held equity interests, merger and integration costs, as well as our share of PBG’s and PAS’s respective merger and integration costs, and certain inventory fair value adjustments. Core growth, on a constant currency basis, assumes constant foreign currency exchange rates used for translation based on the rates in effect for the comparable period during 2009. In addition, core constant currency EPS growth is computed by adjusting core EPS growth by the after-tax foreign currency translation impact on core operating profit growth using PepsiCo’s core effective tax rate. See schedules A-7 through A-15 for a discussion of these items and reconciliations to the most directly comparable financial measures in accordance with GAAP.

PepsiCo, Inc. and Subsidiaries
Condensed Consolidated Statement of Income
(in millions, except per share amounts, and unaudited)

	Quarter Ended
	3/20/10	3/21/09	Change
Net Revenue	$9,368	$8,263	13%

Costs and Expenses
Cost of sales	4,463	3,744	19%
Selling, general and administrative expenses	4,049	2,921	39%
Amortization of intangible assets	16	10	50%

Operating Profit	840	1,588	(47)%

Bottling Equity Income	709	25	n/m
Interest Expense	(154)	(98)	57%
Interest Income	6	—	n/m

Income before Income Taxes	1,401	1,515	(8)%

(Benefit from)/Provision for Income Taxes	(33)	374	n/m

Net Income	1,434	1,141	26%

Less: Net Income Attributable to Noncontrolling Interests	4	6	(33)%

Net Income Attributable to PepsiCo	$1,430	$1,135	26%

Diluted
Net Income Attributable to PepsiCo per Common Share	$0.89	$0.72	23%
Average Shares Outstanding	1,606	1,570

n/m	=	not meaningful

PepsiCo, Inc. and Subsidiaries
Supplemental Financial Information
(in millions, unaudited)

	Quarter Ended
	3/20/10	3/21/09	Change
Net Revenue

Frito-Lay North America	$3,067	$3,000	2%
Quaker Foods North America	480	485	(1)%
Latin America Foods	983	867	13%

PepsiCo Americas Foods	4,530	4,352	4%

PepsiCo Americas Beverages	2,765	2,088	32%

Europe	993	947	5%

Asia, Middle East & Africa	1,080	876	23%

Total Net Revenue	$9,368	$8,263	13%

Operating Profit

Frito-Lay North America	$770	$697	10%
Quaker Foods North America	153	175	(12)%
Latin America Foods	145	164	(12)%

PepsiCo Americas Foods	1,068	1,036	3%

PepsiCo Americas Beverages	73	425	(83)%

Europe	113	98	16%

Asia, Middle East & Africa	160	136	17%

Division Operating Profit	1,414	1,695	(17)%

Corporate Unallocated
Net Impact of Mark-to-Market on Commodity Hedges	46	62	(26)%
PBG/PAS Merger and Integration Costs	(88)	—	n/m
Venezuela Currency Devaluation	(129)	—	n/m
Asset Write - Off for SAP Software	(145)	—	n/m
Foundation Contribution	(100)	—	n/m
Other	(158)	(169)	(6)%

	(574)	(107)	n/m

Total Operating Profit	$840	$1,588	(47)%

n/m	=	not meaningful

PepsiCo, Inc. and Subsidiaries
Condensed Consolidated Statement of Cash Flows
(in millions)

	Quarter Ended
	3/20/10	3/21/09
	(unaudited)
Operating Activities
Net income	$1,434	$1,141
Depreciation and amortization	376	314
Stock-based compensation expense	47	54
2009 restructuring and impairment charges	—	25
Cash payments for 2009 restructuring charges	(26)	(124)
PBG/PAS merger and integration costs	321	—
Cash payments for PBG/PAS merger and integration costs	(85)	—
Gain on previously held equity interests in PBG and PAS	(958)	—
Asset write-off	145	—
Non-cash foreign exchange loss related to Venezuela devaluation	120	—
Excess tax benefits from share-based payment arrangements	(29)	(7)
Pension and retiree medical plan contributions	(640)	(1,042)
Pension and retiree medical plan expenses	113	96
Bottling equity income, net of dividends	46	(6)
Deferred income taxes and other tax charges and credits	(127)	(2)
Change in accounts and notes receivable	(155)	(114)
Change in inventories	309	(139)
Change in prepaid expenses and other current assets	(98)	(203)
Change in accounts payable and other current liabilities	(616)	(413)
Change in income taxes payable	186	223
Other, net	(122)	(69)

Net Cash Provided by/(Used for) Operating Activities	241	(266)

Investing Activities
Capital spending	(274)	(298)
Sales of property, plant and equipment	16	8
Acquisitions of PBG and PAS, net of cash and cash equivalents acquired	(2,833)	—
Acquisition of manufacturing and distribution rights from Dr Pepper Snapple Group, Inc. (DPSG)	(900)	—
Other acquisitions and investments in noncontrolled affiliates	(15)	(27)
Short-term investments, net	(2)	7
Other investing, net	(3)	—

Net Cash Used for Investing Activities	(4,011)	(310)

Financing Activities
Proceeds from issuances of long-term debt	4,216	1,044
Payments of long-term debt	(7)	(39)
Short-term borrowings, net	1,028	329
Cash dividends paid	(712)	(669)
Share repurchases — common	(735)	—
Share repurchases — preferred	(1)	(1)
Proceeds from exercises of stock options	267	91
Excess tax benefits from share-based payment arrangements	29	7
Acquisition of noncontrolling interest in Lebedyansky from PBG	(159)	—
Other financing	(5)	—

Net Cash Provided by Financing Activities	3,921	762

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(145)	(62)

Net Increase in Cash and Cash Equivalents	6	124

Cash and Cash Equivalents — Beginning of year	3,943	2,064

Cash and Cash Equivalents — End of period	$3,949	$2,188

Issuance of common stock and equity awards in connection with our acquisitions of PBG and PAS, as reflected in investing and financing activities	$4,451	$—

PepsiCo, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet
(in millions)

	3/20/10	12/26/09
	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$3,949	$3,943
Short-term investments	198	192

Accounts and notes receivable, net	6,204	4,624

Inventories
Raw materials	1,644	1,274
Work-in-process	184	165
Finished goods	1,455	1,179

	3,283	2,618

Prepaid expenses and other current assets	1,631	1,194

Total Current Assets	15,265	12,571

Property, plant and equipment, net	18,850	12,671
Amortizable intangible assets, net	2,048	841

Goodwill	13,156	6,534
Other nonamortizable intangible assets	12,302	1,782

Nonamortizable Intangible Assets	25,458	8,316

Investments in noncontrolled affiliates	1,381	4,484
Other assets	1,142	965

Total Assets	$64,144	$39,848

Liabilities and Equity
Current Liabilities
Short-term obligations	$1,974	$464
Accounts payable and other current liabilities	9,553	8,127
Income taxes payable	127	165

Total Current Liabilities	11,654	8,756

Long-term debt obligations	19,884	7,400
Other liabilities	6,607	5,591
Deferred income taxes	4,143	659

Total Liabilities	42,288	22,406

Commitments and Contingencies

Preferred stock, no par value	41	41
Repurchased preferred stock	(146)	(145)

PepsiCo Common Shareholders’ Equity
Common stock	31	30
Capital in excess of par value	4,510	250
Retained earnings	34,496	33,805
Accumulated other comprehensive loss	(3,569)	(3,794)
Repurchased common stock	(13,782)	(13,383)

Total PepsiCo Common Shareholders’ Equity	21,686	16,908

Noncontrolling interests	275	638

Total Equity	21,856	17,442

Total Liabilities and Equity	$64,144	$39,848

PepsiCo, Inc. and Subsidiaries
Supplemental Share and Stock-Based Compensation Data
(in millions, except dollar amounts, and unaudited)

	Quarter Ended
	3/20/10	3/21/09
Beginning Net Shares Outstanding	1,565	1,553
Shares Issued in Connection with our Acquisitions of PBG and PAS	67	—
Options Exercised/Restricted Stock Units Converted	9	3
Shares Repurchased	(14)	—

Ending Net Shares Outstanding	1,627	1,556

Weighted Average Basic	1,582	1,555
Dilutive securities:
Options	19	11
Restricted Stock Units	4	3
ESOP Convertible Preferred Stock/Other	1	1

Weighted Average Diluted	1,606	1,570

Average Share Price for the period	$62.17	$50.84
Growth Versus Prior Year	22%	(29)%

Options Outstanding	112	115
Options in the Money	91	60
Dilutive Shares from Options	19	11
Dilutive Shares from Options as a % of Options in the Money	21%	18%

Average Exercise Price of Options in the Money	$47.84	$43.14

Restricted Stock Units Outstanding	6	7
Dilutive Shares from Restricted Stock Units	4	3

Average Intrinsic Value of Restricted Stock Units Outstanding*	$60.36	$61.07

*	Weighted-average intrinsic value at grant date.

Reconciliation of GAAP and Non-GAAP Information
(unaudited)
Division operating profit, core results and core constant currency results are non-GAAP financial measures as they exclude certain items noted below. However, we believe investors should consider these measures as they are more indicative of our ongoing performance and with how management evaluates our operational results and trends.
Commodity mark-to-market net gains
In the first quarter of 2010, we recognized $46 million of mark-to-market net gains on commodity hedges in corporate unallocated expenses. In the first quarter of 2009, we recognized $62 million of mark-to-market net gains on commodity hedges in corporate unallocated expenses. In the year ended December 26, 2009, we recognized $274 million of mark-to-market net gains on commodity hedges in corporate unallocated expenses. We centrally manage commodity derivatives on behalf of our divisions. Certain of these commodity derivatives do not qualify for hedge accounting treatment and are marked to market with the resulting gains and losses recognized in corporate unallocated expenses. These gains and losses are subsequently reflected in division results when the divisions take delivery of the underlying commodity.
PBG/PAS merger and integration charges
In the first quarter of 2010, we incurred merger and integration charges of $312 million related to our acquisitions of PBG and PAS, including $193 million recorded in the PAB segment, $1 million recorded in the Europe segment, $88 million recorded in corporate unallocated expenses and $30 million recorded in interest expense. These charges are being incurred to help create a more fully integrated supply chain and go-to-market business model, to improve the effectiveness and efficiency of the distribution of our brands and to enhance our revenue growth. These charges also include closing costs, one-time financing costs and advisory fees related to the acquisitions. In addition, we recorded $9 million of charges, representing our share of the respective merger costs of PBG and PAS, recorded in bottling equity income. In the year ended December 26, 2009, we incurred $50 million of costs associated with the these acquisitions, as well as an additional $11 million of costs representing our share of the respective merger costs of PBG and PAS, recorded in bottling equity income.
2009 restructuring and impairment charges
As a result of our previously initiated Productivity for Growth program, we recorded restructuring and impairment charges of $25 million in the first quarter of 2009. In the first half of 2009, we recorded restructuring and impairment charges of $36 million in connection with this program. The program includes actions in all segments of the business, including the closure of six plants that we believe will increase cost competitiveness across the supply chain, upgrade and streamline our product portfolio and simplify the organization for more effective and timely decision-making.
Gain on previously held equity interests in PBG and PAS
In the first quarter of 2010, in connection with our acquisitions of PBG and PAS, we recorded a gain on our previously held equity interests of $958 million, comprising $735 million which is non-taxable and recorded in bottling equity income and $223 million related to the reversal of deferred tax liabilities associated with these previously held equity interests.
Inventory fair value adjustments
In the first quarter of 2010, we recorded $281 million of incremental costs in cost of sales related to fair value adjustments to the acquired inventory and other related hedging contracts included in PBG’s and PAS’s balance sheets at the acquisition date.
Venezuela currency devaluation
As of the beginning of our 2010 fiscal year, we recorded a one-time $120 million net charge related to our change to hyperinflationary accounting for our Venezuelan businesses and the related devaluation of the bolivar fuerte (bolivar). $129 million of this net charge was recorded in corporate unallocated expenses, with the balance (income of $9 million) recorded in our PAB segment.
Asset write-off for SAP software
In the first quarter of 2010, we recorded a $145 million charge related to a change in scope of one release in our ongoing migration to SAP software. This change was driven, in part, by a review of our North America systems strategy following our acquisitions of PBG and PAS. This change does not impact our overall commitment to continue our implementation of SAP across our global operations over the next few years.
Foundation contribution
In the first quarter of 2010, we made a $100 million contribution to The PepsiCo Foundation, Inc. (Foundation), in order to fund charitable and social programs over the next several years. This contribution was recorded in corporate unallocated expenses.

Reconciliation of GAAP and Non-GAAP Information
(unaudited)
Additionally, management operating cash flow is the primary measure management uses to monitor cash flow performance. This is not a measure defined by GAAP. Since net capital spending is essential to our product innovation initiatives and maintaining our operational capabilities, we believe that it is a recurring and necessary use of cash. As such, we believe investors should also consider net capital spending when evaluating our cash from operating activities.
We are not able to reconcile our first-half, second-half or full-year projected 2010 core constant currency EPS to our first-half, second-half or full-year projected 2010 reported results because we are unable to predict the 2010 first-half, second-half or full-year impact of foreign exchange or the mark-to-market net gains or losses on commodity hedges due to the unpredictability of future changes in foreign exchange rates and commodity prices. Therefore, we are unable to provide a reconciliation of these measures.

Reconciliation of GAAP and Non-GAAP Information (cont.)
($ in millions, except per share amounts and as otherwise noted, unaudited)
Operating Profit Growth Reconciliation

Quarter
Ended
3/20/10
Division Operating Profit Growth	(17)%
Impact of Corporate Unallocated	(30)

Reported Total Operating Profit Growth	(47)%

Effective Tax Rate Reconciliation

	Quarter Ended
	3/20/10
	Pre-Tax		Effective
	Income	Income Taxes	Tax Rate
Reported Effective Tax Rate	$1,401	$(33)	(2.3)%
Mark-to-Market Net Gains	(46)	(17)
Gain on Previously Held Equity Interests	(735)	223
PBG/PAS Merger and Integration Charges	321	60
Inventory Fair Value Adjustments	281	41
Venezuela Currency Devaluation	120	—
Asset Write-Off for SAP Software	145	53
Foundation Contribution	100	36

Core Effective Tax Rate	$1,587	$363	22.9%

Diluted EPS Reconciliation

	Year Ended
	12/26/09
Reported Diluted EPS	$3.77
Mark-to-Market Net Gains	(0.11)
Restructuring and Impairment Charges	0.02
PBG/PAS Merger Costs	0.03

Core Diluted EPS	$3.71

Diluted EPS Reconciliation

	Quarter Ended
	3/20/10	3/21/09		Growth
Reported Diluted EPS	$0.89	$0.72		23%
Mark-to-Market Net Gains	(0.02)	(0.03)
2009 Restructuring and Impairment Charges	—	0.01
Gain on Previously Held Equity Interests	(0.60)	—
PBG/PAS Merger and Integration Charges	0.16	—
Inventory Fair Value Adjustments	0.15	—
Venezuela Currency Devaluation	0.07	—
Asset Write-Off for SAP Software	0.06	—
Foundation Contribution	0.04	—

Core Diluted EPS	$0.76 *	$0.71	*	7%

Impact of Foreign Currency Translation				1

Core Constant Currency Diluted EPS				8%

*	Does not sum due to rounding

Reconciliation of GAAP and Non-GAAP Information (cont.)
($ in millions, except as otherwise noted, unaudited)
Net Cash Provided by Operating Activities Reconciliation

Quarter
Ended
3/20/10
Net Cash Provided by Operating Activities	$241
Capital Spending	(274)
Sales of Property, Plant and Equipment	16

Management Operating Cash Flow	(17)
Discretionary Pension Contributions	600
Payments Related to 2009 Restructuring Charges	26
PBG/PAS Merger and Integration Payments	85
Foundation Contribution	100

Management Operating Cash Flow Excluding above Items	$794

Net Cash Provided by Operating Activities Reconciliation (in whole dollars)

2010
Guidance
Net Cash Provided by Operating Activities	~$	8.3 billion
Net Capital Spending		~(3.6) billion

Management Operating Cash Flow		~4.7 billion
Payments Related to 2009 Restructuring Charges		~0.03 billion
PBG/PAS Merger and Integration Payments		~0.4 billion
Foundation Contribution		~0.1 billion
Discretionary Pension Contribution		~0.6 billion
Capital Investments Related to the PBG/PAS Integration		~0.2 billion
Less: Cash Tax Benefits Related to the above Items		~(0.3) billion

Management Operating Cash Flow Excluding above Items	~$	5.6* billion

*	Does not sum due to rounding

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information
First Quarter 2010 and 2009 Certain Line Items
(in millions, except per share amounts, and unaudited)

	GAAP									Non-GAAP
	Measure	Non-Core Adjustments								Measure
	Reported	2009	Gain on previously							Core*
	Quarter	Restructuring	held equity		PBG/PAS merger	Asset write-off		Venezuela	Commodity	Quarter
	Ended	and Impairment	interests in PBG	Inventory fair	and integration	for SAP	Foundation	currency	mark-to-market	Ended
	3/20/10	Charges	and PAS	value adjustments	charges	software	contribution	devaluation	net gains	3/20/10
Cost of sales	$4,463	$—	$—	$(281)	$—	$—	$—	$—	$—	$4,182

Selling, general and administrative expenses	$4,049	$—	$—	$—	$(282)	$(145)	$(100)	$(120)	$46	$3,448

Operating profit	$840	$—	$—	$281	$282	$145	$100	$120	$(46)	$1,722

Bottling equity income	$709	$—	$(735)	$—	$9	$—	$—	$—	$—	$(17)

Interest expense	$(154)	$—	$—	$—	$30	$—	$—	$—	$—	$(124)

(Benefit from)/provision for income taxes	$(33)	$—	$223	$41	$60	$53	$36	$—	$(17)	$363

Net income attributable to PepsiCo	$1,430	$—	$(958)	$240	$261	$92	$64	$120	$(29)	$1,220

Net income attributable to PepsiCo per common share — diluted	$0.89	$—	$(0.60)	$0.15	$0.16	$0.06	$0.04	$0.07	$(0.02)	$0.76 **

	GAAP									Non-GAAP
	Measure	Non-Core Adjustments								Measure
	Reported	2009	Gain on previously							Core*
	Quarter	Restructuring	held equity		PBG/PAS merger	Asset write-off		Venezuela	Commodity	Quarter
	Ended	and Impairment	interests in PBG	Inventory fair	and integration	for SAP	Foundation	currency	mark-to-market	Ended
	3/21/09	Charges	and PAS	value adjustments	charges	software	contribution	devaluation	net gains	3/21/09
Selling, general and administrative expenses	$2,921	$(25)	$—	$—	$—	$—	$—	$—	$62	$2,958

Operating profit	$1,588	$25	$—	$—	$—	$—	$—	$—	$(62)	$1,551

Provision for income taxes	$374	$6	$—	$—	$—	$—	$—	$—	$(22)	$358

Net income attributable to PepsiCo	$1,135	$19	$—	$—	$—	$—	$—	$—	$(40)	$1,114

Net income attributable to PepsiCo per common share — diluted	$0.72	$0.01	$—	$—	$—	$—	$—	$—	$(0.03)	$0.71 **

*	Core results are financial measures that are not in accordance with GAAP and exclude the above non-core adjustments. See schedules A-7 and A-8 for a discussion of each of these non-core adjustments.

**	Does not sum due to rounding.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information
First Quarters 2010 and 2009 Operating Profit by Division
(in millions and unaudited)

	GAAP								Non-GAAP
	Measure	Non-Core Adjustments							Measure
	Reported								Core*
	Quarter	2009 Restructuring		PBG/PAS merger			Venezuela	Commodity	Quarter
	Ended	and Impairment	Inventory fair	and integration	Asset write-off for	Foundation	currency	mark-to-market	Ended
	3/20/10	Charges	value adjustments	charges	SAP software	contribution	devaluation	net gains	3/20/10
Operating Profit

Frito Lay North America	$770	$—	$—	$—	$—	$—	$—	$—	$770
Quaker Foods North America	153	—	—	—	—	—	—	—	153
Latin America Foods	145	—	—	—	—	—	—	—	145

PepsiCo Americas Foods	1,068	—	—	—	—	—	—	—	1,068

PepsiCo Americas Beverages	73	—	281	193	—	—	(9)	—	538

Europe	113	—	—	1	—	—	—	—	114

Asia, Middle East & Africa	160	—	—	—	—	—	—	—	160

Division Operating Profit	1,414	—	281	194	—	—	(9)	—	1,880

Corporate Unallocated	(574)	—	—	88	145	100	129	(46)	(158)

Total Operating Profit	$840	$—	$281	$282	$145	$100	$120	$(46)	$1,722

	GAAP								Non-GAAP
	Measure	Non-Core Adjustments							Measure
	Reported								Core*
	Quarter	2009 Restructuring		PBG/PAS merger			Venezuela	Commodity	Quarter
	Ended	and Impairment	Inventory fair	and integration	Asset write-off for	Foundation	currency	mark-to-market	Ended
	3/21/09	Charges	value adjustments	charges	SAP software	contribution	devaluation	net gains	3/21/09
Operating Profit

Frito Lay North America	$697	$2	$—	$—	$—	$—	$—	$—	$699
Quaker Foods North America	175	1	—	—	—	—	—	—	176
Latin America Foods	164	3	—	—	—	—	—	—	167

PepsiCo Americas Foods	1,036	6	—	—	—	—	—	—	1,042

PepsiCo Americas Beverages	425	13	—	—	—	—	—	—	438

Europe	98	3	—	—	—	—	—	—	101

Asia, Middle East & Africa	136	3	—	—	—	—	—	—	139

Division Operating Profit	1,695	25	—	—	—	—	—	—	1,720

Corporate Unallocated	(107)	—	—	—	—	—	—	(62)	(169)

Total Operating Profit	$1,588	$25	$—	$—	$—	$—	$—	$(62)	$1,551

*	Core results are financial measures that are not in accordance with GAAP and exclude the above non-core adjustments. See schedules
A-7 through A-8 for a discussion of each of these non-core adjustments.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
Core Growth and Core Constant Currency Growth*
(unaudited)

	Quarter Ended
	3/20/10
	Net	Operating
	Revenue	Profit
Frito-Lay North America
Reported Growth	2%	10%
2009 Restructuring and Impairment Charges	—	—

Core Growth	2	10
Impact of Foreign Currency Translation	(1)	(1)

Core Constant Currency Growth	1%	9%

Quaker Foods North America
Reported Growth	(1)%	(12)%
2009 Restructuring and Impairment Charges	—	—

Core Growth	(1)	(13)**
Impact of Foreign Currency Translation	(2)	(1)

Core Constant Currency Growth	(3)%	(14)%

Latin America Foods
Reported Growth	13%	(12)%
2009 Restructuring and Impairment Charges	—	(2)

Core Growth	13	(13)**
Impact of Foreign Currency Translation	(6)	8

Core Constant Currency Growth	8%**	(5)%

PepsiCo Americas Foods
Reported Growth	4%	3%
2009 Restructuring and Impairment Charges	—	(1)

Core Growth	4	2.5 **
Impact of Foreign Currency Translation	(2)	—

Core Constant Currency Growth	2%	3%**

PepsiCo Americas Beverages
Reported Growth	32%	(83)%
2009 Restructuring and Impairment Charges	—	(3)
PBG/PAS Merger and Integration Charges	—	46
Inventory Fair Value Adjustments	—	66
Venezuela Currency Devaluation	—	(2)

Core Growth	32	23 **
Impact of Foreign Currency Translation	(1)	5

Core Constant Currency Growth	32%**	28%

*	Core results and core constant currency results are financial measures that are not in accordance with GAAP and exclude the above non-core adjustments. See schedules A-7 and A-8 for a discussion of each of these non-core adjustments.

**	Does not sum due to rounding.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
Core Growth and Core Constant Currency Growth*
(unaudited)

	Quarter Ended
	3/20/10
	Net	Operating
	Revenue	Profit
Europe
Reported Growth	5%	16%
2009 Restructuring and Impairment Charges	—	(2.5)
PBG/PAS Merger and Integration Charges	—	1

Core Growth	5	14 **
Impact of Foreign Currency Translation	(8)	(10)

Core Constant Currency Growth	(3)%	4%

Asia, Middle East & Africa
Reported Growth	23%	17%
2009 Restructuring and Impairment Charges	—	(2)

Core Growth	23	15
Impact of Foreign Currency Translation	(5)	(3)

Core Constant Currency Growth	18%	12%

Total Divisions
Reported Growth	13%	(17)%
2009 Restructuring and Impairment Charges	—	(1.5)
PBG/PAS Merger and Integration Charges	—	11
Inventory Fair Value Adjustments	—	17
Venezuela Currency Devaluation	—	(0.5)

Core Growth	13	9
Impact of Foreign Currency Translation	(3)	1

Core Constant Currency Growth	11%**	10%

*	Core results and core constant currency results are financial measures that are not in accordance with GAAP and exclude the above non-core adjustments. See schedules A-7 and A-8 for a discussion of each of these non-core adjustments.

**	Does not sum due to rounding.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
Core Growth and Core Constant Currency Growth*
(unaudited)

	Quarter Ended
	3/21/09
	Net	Operating
	Revenue	Profit
Latin America Foods
Reported Growth		(1)%
Impact of Restructuring and Impairment Charges		2

Core Growth		1
Impact of Foreign Currency Translation		26

Core Constant Currency Growth		27%

PepsiCo Americas Foods
Reported Growth	4%	7%
Impact of Restructuring and Impairment Charges	—	1

Core Growth	4	8
Impact of Foreign Currency Translation	6	6

Core Constant Currency Growth	10%	14%

*	Core results and core constant currency results are financial measures that are not in accordance with GAAP and exclude the above non-core adjustments. See schedules A-7 and A-8 for a discussion of each of these non-core adjustments.